FOURTH AMENDMENT TO EXCHANGE LISTED FUNDS TRUST

ETF DISTRIBUTION AGREEMENT

This Fourth Amendment (“Amendment”) to the Distribution Agreement dated as of May 31, 2017 (the “Agreement”), by and between Exchange Listed Funds Trust (the “Trust”) and Foreside Fund Services, LLC (Distributor,” and together with the Trust, the “Parties”) is entered into as of _____, 2018 (the “Effective Date”).

WHEREAS, the Parties desire to amend Exhibit A of the Agreement to reflect the addition of two Funds; and

WHEREAS, Section 8(b) of the Agreement requires that amendments to the Agreement be made in writing and executed by all Parties.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.

2. Exhibit A of the Agreement is hereby deleted in its entirety and replaced by Exhibit A attached hereto to reflect the addition of Peritus High Yield ETF.

3. Except as expressly amended hereby, all of the provisions of the Agreement are restated and in full force and effect to the same extent as if fully set forth herein.

4. This Amendment shall be governed by and the provisions of this Amendment shall be construed and interpreted under and in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the Parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

EXCHANGE LISTED FUNDS TRUST		FORESIDE FUND SERVICES, LLC

By:		By:
	Name: J. Garrett Stevens		Mark A. Fairbanks, Vice President
Title: President

ETF DISTRIBUTION AGREEMENT

As of ________, 2018

EXHIBIT A

InsightShares LGBT Employment Equality ETF

InsightShares Patriotic Employers ETF

James Biblically Responsible Investment ETF

Knowledge Leaders Developed World ETF

ProSports Sponsors ETF

Saba Closed-End Funds ETF

The WEAR ETF

Peritus High Yield ETF